                                                                   June 1, 1997





                            SUBLEASE AGREEMENT

This Sublease Agreement (the "Sublease"), is made as of the second day of June, 1997 by and between LUCAS INDUSTRIES, INC., a Michigan corporation ("Sublessor), and PSINET, INC., a New York corporation ("Sublessee").







                                 RECITALS


    A. By Office Lease dated September 12, 1989, with attached Riders 1 and 2, as amended by that certain First Amendment To Lease dated December 20, 1989, and that certain Second Amendment To Lease dated July 31, 1990, and that certain Third Amendment To Lease dated August 20, 1990, (collectively, the "Overlease"), 3B Limited Partnership, a Virginia limited partnership (Lessor), leased to Lucas Industries, Inc., a Michigan corporation, as lessee, the Demised Premises (defined below) located in the office building at 11180 Sunrise Valled Drive, Reston, Virginia (the "Building"), at the rent and upon and subject to the terms and conditions set forth in the Overlease.

    B.   CarrAmerica Realty Corporation (formerly known as Carr
         Realty Corporation is successor by purchase to 3B Limited Partnership under the Overlease.

                                                                   June 1, 1997


    C. Sublessee desires to sublet from Sublessor all of the Demised Permises and Sublessor desires to sublet the Demised
Premises at the rent and upon the terms and conditions set forth herein.



    NOW, THEREFORE, in consideration of the premises, the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:







    1.      Demised Premises

    (a) Demised Premises. Sublessor does hereby sublease to Sublessee, the Sublessee does hereby sublease from Sublessor, for the Term (defined hereinafter) and upon the conditions hereinafter provided, approximately 13,518 rentable square feet (the "Demised Premises"), which has been determined and certified in accordance with the 1989 Washington, D.C. Association fo Realtors Standard Method of Measurement (the "Standard"), comprising a portion of the Third (3rd) Floor of the Building. The Demised Premises is approximately 13,518 square feet. The floor plan is attached hereto and made a part hereof as Exibit A.


    (2)     Term.   The term of the Sublease (the "Term") shall
commence on the later of July 11, 1997 or the day Sublessor's furniture is removed from the Demised Premises

                                                                   June 1, 1997


and the Demised Premises is delivered to Sublessee in broom clean condition (the "Sublease Commencement Date"), and shall end on (i) July 21, 2000, or (ii) the date upon which the Term may be terminated pursuant to any of theconditions or limitations or other provisions of this Sulease or by operation of law. Sublessee's contractors shall have access to the premises for planning and network/phone installation purposes, coordinated with a Sublessor representative, commencing July 1, 1997. If the premises are not ready for Sublessee's possession on or before August 1, 1997, as a result of a delay caused by the Sublessor or his agent, Sublessee may cancel this Sublease.







    3.  Base Rent.   The annual base rent, which Sublessee hereby
agrees to pay to Sublessor and Sublessor hereby agrees to accept shall be a sum equal to the product of twenty-Two Dollars ($22.00) multiplied by the number of rentable square feet (13,518), as certified pursuant to the Standard, in the Demised Premises (the "Base Rent"). The Base Rent shall be inclusive of Real Estate Taxes and all other Operating Costs (as such terms are defined in the Overlease). The obligation of Sublessee to pay Base Rent shall begin on the Sublease Commencement Date. The annual Base Rent payable during each Sublease Year, as hereinafter defined, shall be divided into twelve (12) equal monthly installments and such monthly installments shall be due and payable in advance, on the first day of each month during each Sublease Year. For the purposes of this Sublease, the term "Sublease Year" shall mean a period of twelve (12) consecutive months, commencing on the Sublease Commencement Date, and each successive twelve (12)

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                                                                   June 1, 1997


Month period thereafter, except that, if the Sublease Commencement Date is a day other than the first day of a month, then the first Sublease Year shall commence on the Sublease Commencement Date and shall continue for the balance of the month in which the Sublease Commencement Date occurs and for a period of twenve (12) consecutive calendar months after the last day of such month. If the Sublease Commencement Date is a day other than the first day of a month, then, in the first Sublease Year, said twelve (12) installments shall be payable beginning on the first day of the calendar month immediately following the month in which the Sublease Commencement Date occurs and, in additions, on the Sublease Commencement Date, a payment of Base Rent shall be payable in an amount equal to the product of the annual Base Rent then in effect and a fraction, the numerator of which is the number of days of the Sublease Term in the month in which the Sublease Commencement Date occurs, and the denominator of which is 365. The monthly Base Rent, Additional Rent (as defined herein), and any other charges herein reserved or payable shall be paid to Sublessor by wire transfer to the account of: Lucas Industries Inc, Account Number 3900-0965 Cititbank NY, ABA #021-000-089 with written confirmation of such transfer to the Sublessor at its offices at 12025 Tech Center Drive, Livonia, Michigan 48150, Attention: Mr. Ian McaNeill or at such other place as Sublessor may designate in writing, in lawful money of the United States of America, without demand therefor and without any deduction, setoff or abatement whatever, except as expressly provided in this Sublease. In the event that Sublessee does not remit any payment due under this Sublease to Sublessor within seven (7) calendar

                                                                   June 1, 1997


days of when it is due, such amount shall be subject to a late fee of 5% of the amount, and bear interest at 2% over the Wall Street
Journal Prime Rate until paid.







    4. Annual Base Rent Escalation. The annual Base Rent shall be increased, effective as of the first day of each succeeding Sublease Year after the first Sublease Year, by an amount equal to Three Percent (3%) of the annual Base Rent in effect during the Sublease Year preceding the applicable adjustment. The attached Exhibit B, incorporated herein by this reference, sets forth the annual Base Rent during the Term.






    5. Additional Rent. Beginning on the first day of the second (2nd) Sublease Year, and on the first day of each Sublease Year thereafter, Sublessee agrees to pay to Sublessor, as additional rent under this Sublease, Sublessor's Pro-Rata Share (defined below) of increases in the Real Estate Taxes and Operating Costs (as such terms are defined in the Overlease), over the Real Estate Taxes and Operating Costs for calendar year 1997, grossed-up to reflect that the Building was a fully leased and fully assessed building for Real Estate Taxes and Operating Expenses throughout calendar 1997 and each of the Sublease Years being compared (the "Additional rent"). Any Additional Rent which may be payable to Sublessor in any Sublease Year shall be apportioned such that Sublessee shall be obligated to pay to Sublessor a proporationate share of such Additional

                                                                   June 1, 1997

Rent which is attributable to the number of days in the Sublease Year. For the purpose of this Sublease, Sublessor and Sublessee agree that Sublessor's Pro-Rata Share is equal to a fraction, the numerator of which is the number of Gross Rentable Area of the Demised Premises, and the denominator of which is the number of Gross Rentable Office Are of the Building. Sublessee shall also pay to Sublessor, or Lessor as Additional Rent, all charges for any additional services provided by Sublessor or Lessor to Sublessee which Sublesee requests and not provided for or allocated in this Sublease or int eh Overlease.







    6.  Building Services, Parking, Security.


    (a)     Services.   Building cleaning services, electrical and
    lighting service, water and sewer service, and heating, ventilation and air-conditioning will be provided to Sublessee in accordance with Lessor's obligations to Sublessor under Paragraph 16 of the Overlease. Sublessee shall be allowed access to the Building and the Demised Premises twenty-four
    (24) hours per day, seven (7) days per week. At least one (1) elevator shall be in use and available for Sublessee's use at all times. Sublessee shall observe Lessor's requirements related to moving construction materials, furnishings and equipment into or out of the Demised Premises and the Building. Sublessor shall use reasonable efforts to assist Sublessee in having Lessor provide Sublessee with a listing on the monument sugn in front and in the Building directory at Sublessee's expense.

                                                                   June 1, 1997


    (b) Parking. Sublessor shall allocate to and allow Sublessee to use, at no additional cost to Sublessee, 43 Sublessor's allocation of unreserved parking spaces in the Building's covered parking structure and/or surface parking lot. Sublessor shall allocate to and allow Sublessee exclusive use of the six (6) reserved, covered, and marked parking spaces allocated to the Sublessor in the parking structure shown on Exhibit C attached hereto as part of the parking allocation hereunder at no additional cost to Sublessee. Sublessor shall use reasonable efforts to assist Sublessee to obtain from sublessor six (6) reserved parking signs at Sublessee's expense, if any. The Building parking structure and lot will be accessible to Sublessee twenty-foru
    (24) hours per day, seven (7) days per week.








    (c) Security. Sublessor will cause Lessor to provide an electronic card or key access system for Sublessee's use, monitored at all Building entrances, and elevators in accordance with Paragraph 16 of the Overlease. The Sublessor will provide to Sublessee any such access cards and keys in their possession at the Sublease commencement date. All subsequent cards and keys shall be requested from the Lessor or the Lessor's designee and provided at the Sublessee's expense. Sublessee shall be responsible for maintaining an accurate listing of all electronic cards or keys provided to employees. All costs associated with the granting and maintaining of the electronic card or key access system shall be the responsibility of the Sublessee.

                                                                   June 1, 1997


    7. Deposit. Upon execution of this Sublease, Sublessee shall supply Sublessor with a letter of credit in a form and from an institution reasonably acceptable to Sublessor in the amount equal to six (6) months of base rental payments to be held for the duration of the Sublease Term. Provided, however, that if Sublessee is not in default at the end of the eighteenth (18th) month and the Sublessor's net worth at the eighteenth (18) month is equal to or better than its net worth at the Sublease execution date, said letter of credit shall be reduced by one-half. The letter of credit provided herein shall be considered as partial security for the payment and performance by, Sublessee of all of Sublessee's obligations, covenants, conditions and agreement under this Sublease. Whenever Sublessee shall be in default for thirty
(30) days or more, Sublessor shall be entitled to the proceeds from the letter of credit and to demand a new letter of credit be put into place.



For purposes of this Sublease, net worth shall mean all amounts in respect of the Sublessee's capital stock, plus the amounts of additional paid in capital, retained earnings and other items designated as part of the Sublessee's stockholders' equity all of which would appear as such on a consolidated balance sheet of the Sublessee, less the amounts of goodwill or other intangible assets of the Sublessor, all as of such date prepared in accordance with UN Generally Accepted Accounting Principles (GAAP).



The Sublessee shall furnish to the Sublessor, the following financial statements, reports,

                                                                   June 1, 1997

And information as of the sublease execution date and at the eighteenth (18) month:



    (a) promptly when available and in any event within 30 days after the execution date and the end of the eighteenth (18) month, an unaudited consolidated balance sheet of the Sublessee and its consolidated subsidiaries certified as to fairness and accuracy of presentation and compliance and consistency with GAAP by the chief accounting or financial officer of the Sublessee.




    (b) Simultaneously with the delivery of the financial statements referred to in a) above, a certificate of the chief accounting or financial officer of the Sublessee setting forth in reasonable detail whether the Sublessee was in compliance with the Net Worth requirement on the date of such financial statements and certifying that no default exists on the date of delivery of such certificate.



    8.  Use.   Sublessee will use and occupy the Demised Premises
solely for general office purposes and ancillary uses and in accordance with the uses permitted under the Zoning Ordinance of Fairfax County, Virginia. Without the prior written consent of Lessor and Sublessor, the Demised Premises will not be used for any other purposes. Sublessee hereby agrees to use the Demised Premises in accordance with the Rules and Regulations of the Overlease appended hereto as Exhibit D and incorporated by this reference.



    9.  Subtenant Work and Alterations.

                                                                   June 1, 1997


    (a)     Cost of Improvements.   Sublessee shall accept
    possession of the Demised Premises as their "as is" condition as of the date of this Sublease. Sublessee shall pay for the cost of planning, design, demolition and construction of improvements to the Demised Premises, to include all architectural and engineering services associated therewith (the "Subtenant Work"), whether performed by Lessor's or Sublessor's independent contractors.




    (b) Design of Subtenant Work. Following Sublessee's delivery of plans for the Subtenant Work (the "Subtenant Work Plan"), Sublessee shall provide a list of proposed contractors selected by Sublessee to perform the Subtenant Work to Sublessor and Lessor for approval, Sublessor shall use its reasonable efforts to obtain written consent from lessor to perform the Subtenant Work. Sublessee shall pay any fees or reasonable out of pocket costs incurred in obtaining the
    consent from Lessor as contained in the Overlease.   The
    consent from Lessor will be based upon the Subtenant Work Plan's conformance to the requirements of the Zoning Ordinance of Fairfax County, Virginia, the contractors being properly licensed and experienced, and upon the conditions contained in the Overlease. The consent of Lessor, once obtained, shall be deemed to include the consent of Sublessor.



    (c) Construction of Subtenant Work. Sublessee shall cause the Subtenant Work to be constructed in accordance with the Subtenant Work Plan and the Overlease, and in accordance with all applicable building codes of the Town of Reston, County of Fairfax, State of Virginia, and any applicable Federal

                                                                   June 1, 1997


code including, but not limited to, the American Disabilities Act.





    (d) Alterations. Except as otherwise expressly provided in the Subtenant Work Plan, Sublessee shall not make any alteration, improvement, or installation other than corrective, cosmetic or decorative improvements hereinafter called ("Alterations") in or to the Demised Premises, without in each instance obtaining the prior written consent of Sublessor and Lessor (which consent of Sublessor shall not be unreasonably withheld, conditioned or delayed). With reasonable notice to Sublessee, Lessor and Sublessor shall at all times upon reasonable notice during normal business hours with a Sublessee escort have the right to inspect the work performed by any contractor selected by Sublessee to perform the Subtenant Work and any Alterations.




    10. Restoration. Upon the expiration of the Term of this Sublease, Sublessee shall surrender the Demised Premises in good condition, subject only to reasonable wear and tear.




    10. Enforcement of Overlease. Except as otherwise expressly provided herein, all of the terms, provisions, covenants and conditions of this Sublease are subject to the Overlease (Exhibit
E). In the event of a conflict between the Terms of this Sublease agreement and the Overlease, the Terms of the Overlease shall apply. Sublessor and Sublessee shall each observe and perform all of the terms, covenants and conditions hereunder. Sublessor shall observe and perform all applicable terms, covenants and

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                                                                   June 1, 1997


Conditions as tenant under the Overlease with respect to the Demised Premises; and Sublessee shall observe and perform all applicable terms, covenant and conditions of the Overlease with respect to the Demised Premises to which Sublessee at the sole discretion of Sublessor may be subrogated in performing its obligations under this Sublease. Sublessee shall obtain and maintain all insurance types and coverages as specified in the Overlease to be obtained and maintained by Sublessor as "Tenant" in amounts not less than those specified in the Overlease. All policies of Sublessee shall name Lessor and its Agent as additional insureds thereon in accordance with the Overlease, and Sublessee's insurance shall be primary over Lessor's, Agent's and Sublessor's. Except for riders 1 and 2 to the Overlease and as otherwise set out in this Sublease, Sublessor agrees to subrogate Sublessee to the rights and privileges of Sublessor under the Overlease, and agrees to furnish for Sublessee the following services, including, without limitation, the furnishing of electrical, lighting, heating, Building standard ventilation and air-condition, water and sewer, elevator service, cleaning, window washing, and rubbish removal services, which include all services of which Lessor is obligated to furnish to Sublessor pursuant to the Overlease. Sublessor shall use its best efforts to obtain and enforce the full performance by Lessor pursuant to the terms of the Overlease.




    12.  Covenants and Warranties.


            (a) Sublessor's Covenants. Sublessor covenants, warrant and agrees not

                                                                   June 1, 1997



to do or omit to do anything which would constitute a default under the Overlease, including without limitation anything which Sublessor is obligated to do under the terms of this Sublease.



    (b) Sublessee's Covenants. Sublessee covenants and agrees not to do or omit to do anything which would constitute a default under the Overlease, including without limitation anything which Sublessee is obligated to do under the terms of this Sublease.






    (c) Warranty of No Default. Sublessor warrants and represents to Sublessee that the Overlease has not been amended or modified except as expressly set forth in the recitals above, that there is no cross-default or other contractual relationship between the Overlease and Sublessor's lease covering the Fourth Floor at the Building, that Sublessor is the tenant by operation of law under the Overlease and has full capacity to enter into and perform under this Sublease, that this Sublease will be binding and fully enforceable against Sublessor, that Sublessor is not now, and as of the Sublease Commencement Date will not be, in default or breach of any term, condition or provision of the Overlease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of the Overlease.



    13. Brokers. Sublessor and Sublessee hereby represent and warrant to the other that neither of them has employed or dealt with any broker in connection with this Sublease for the Demised Premises other than the firms of Grubb & Ellis of Metropolitan Washington, D.C. and The Charles E. Smith Companies (representing Sublessee), and

                                                                   June 1, 1997



Each hereby agrees to indemnify and hold harmless the other against any claim by any other broker, agent or finder with whom the indemnitor has dealt. Sublessor shall be responsible for the payment of the brokers' commissions to Grubb & Ellis, pursuant to a separate agreement.





    14. Indemnification. Sublessor and Sublessee each shall and hereby does indemnify and hold the other and Lessor harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by the other or Lessor by reason of (a) any violation caused, suffered or permitted by the indemnitor, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Sublease or the Overlease and (b) any damage or injury to persons or property occurring upon or in connection with the Building, including without limitation, the Demised Premises, except as a result of the acts or omissions of the indemnitor, or its respective agents, employees or invitees.



    15.  Signage.   Sublessee shall have the right, at its sole
expense, to install signage on the west side of the Building viewable from the Dulles Access road and Virginia route 267, replacing the existing Lucas Sign, subject only to written consent by Lessor and to any governmental restrictions. Sublessor shall use reasonable efforts to assist Sublessee to obtain Lessor's written consent to such signage. Sublessee shall be responsible for the

                                                                   June 1, 1997


cost of installing its sign and for the cost of removal of the Sublessor's sign.






    16. Quiet Enjoyment. Sublessor covenants that it has the right to make this Sublease for the Term and upon all of the terms and provisions hereof, and that if Sublessee pays the Base Rent and Additional Rent and performs all of the covenants, terms and conditions of this Sublease to be performed by Sublessee, then Sublessee shall, during the Term, freely, peaceably and quietly occupy and enjoy the full possession of the Demised Premises and all rights under this Sublease granted to Sublessee, without molestation or hindrance by Sublessor, Lessor, or any party claiming through or under either Sublessor or Lessor.




    17. Entire Agreement. This Sublease contains all of the covenants, agreement, terms, provisions, conditions, warranties and understandings between the parties hereto relating to the subleasing of the Demised Premises. All understandings and agreement, if any, between the parties are merged in this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublessor or Sublessee to insist in any instance upon the strict observance or performance of any covenant, agreement, terms, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless

                                                                   June 1, 1997


expressed in writing and signed by Sublessor and Sublessee. No surrender of possession of the Demised Premises or of any part thereof or of any remainder of the Term of this Sublease shall release Sublessor or Sublessee from any of its obligations hereunder unless accepted by Sublessor and Sublessee in writing.





    18. Successors and Assigns. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named. Sublessor has the right to assign this agreement.




    19. Notices. Any and all communications delivered hereunder shall be sent by first-class mail: if to Sublessor, at its offices at 672 Delaware Avenue, Buffalo, New York 14209, Attention: Mr. James Zigel or at such other place as Sublessor may designate in writing; and if to Sublessee, at its offices at 11180 Sunrise Valley Drive, Suite 300, Reston, Virginia, 20171, Attention:
General Counsel or to such other addresses as either of the above shall notify the other in writing.



    20. Binding Effect. The terms and provisions of this Sublease will inure to the benefit of, and will be binding upon, the successors, assigns, personal representatives, heirs, devises and legatees of the Sublessor and Sublessee.

                                                                   June 1, 1997


    21. Severability. If any term, provision, covenant or condition of this Sublease is held by a court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or condition shall be interpreted so as to be enforceable to the fullest extent permitted by law, and the remaining terms, provisions, covenants and conditions contained herein shall not be affected thereby.





    22. Headings. The headings of the sections and subsections used in this Sublease are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Sublease.





    23. Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.







    24. Lessor's Consent. This Sublease shall be effective upon the date Sublessee receives written consent to this Sublease by Lessor. It is hereby acknowledged by Sublessor and Sublessee that Lessor's consent to this Sublease shall not make Lessor or its Agent, Carr Real Estate Services Partnership (or Agent's subcontractor, Carr Real Estate Services, Inc.) a party to this Sublease, shall not create any contractual liability, privity or duty on the part of Lessor or its Agent to the Sublessee, and shall not in any manner increase, decrease, modify or otherwise affect the rights and obligations of Lessor and Sublessor, as "Tenant" under the Overlease, in respect to the Demised Property.

                                                                   June 1, 1997


    25. Payment of Fees. In the event either Sublessor or Sublessee shall commence an action against the other (including collections under bankruptcy) in respect to this Sublease, the losing party shall pay the prevailing party all of its reasonable costs and expenses in connection with such action, including but not limited to reasonable attorney fees.




    IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Sublease under seal as of the day and year first above written.







                   SUBLESSOR:
                   LUCAS INDUSTRIES INC., a Michigan corporation



                   By:   /s/James M. Zigel
                     ---------------------

                   Name: James M. Zigel
                         -----------------
                   Title:  President
                           ---------------

                                                                   June 1, 1997




                             SUBLESSEE:

                             PSINET, INC. a New York corporation

                             By: /s/Harold S. Wills
                                -------------------

                             Name: Harold S. Wills
                                   ---------------

                             Title: EVP & COO
                                    ---------


This Sublease is consented to by Lessor upon the terms and conditions acknowledged by Sublessor and Sublessee in the Paragraph of this Sublease entitled "Lessor's Consent" and in accordance with the terms and conditions of the Overlease. Lessor's consent shall be required for an assignment of this Sublease or any further subleasing of the Demised Premises or any portion thereof.


                   LESSOR:

                   CARRAMERICA REALTY CORPORATION, a Maryland corporation (formerly known as Carr Realty Corporation, as successor in interest to 3B Limited Partnership as Landlord under the Overlease)


By:  /s/Paul R. Adkins
    -----------------

Name: Paul R. Adkins
     --------------

Title: VP/Marketing Officer
      --------------------

Exhibit 10.2 The following Exhibits and Schedules have been omitted, which the Company agrees to furnish supplementally to the Commission upon request:


    Exhibit A: Map of Demised Premises
    Exhibit B: Base Rent Schedule
    Exhibit C: Parking Structure
    Exhibit D: Rules and Regulations
    Exhibit E: Description of Signs
    Exhibit F: Schedule of Taxes and Operating Costs
            Rider 1  Options to Renew
            Rider 2  Rent Abatement: First Amendment to Lease
            Exhibit A: Third Floor Plan
            Exhibit B: Base Rent Schedule